EXECUTION COPY
ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), made as of this 30th day of December, 2011 (the “Effective Date”), is by and among InServe Support Solutions, a California corporation with its principal offices located at Morris Corporate Center 1, 300 Interpace Parkway, Parsippany, NJ 07054 (hereinafter referred to as the “Seller”), Informed Medical Communications, Inc., a Delaware corporation with its principal offices located at 379 Thornall Street, Edison, NJ 08837 (hereinafter referred to as the “Buyer”), and PDI, Inc., a Delaware corporation with its principal offices located at Morris Corporate Center 1, 300 Interpace Parkway, Parsippany, NJ 07054 (hereinafter referred to as “PDI”). The Seller, PDI and the Buyer are sometimes collectively referred to herein as the “Parties,” and are sometimes individually referred to herein as a “Party.”
WHEREAS, the Seller and the Buyer have reached an agreement, in accordance with the terms and conditions set forth herein, with respect to the sale by the Seller and the purchase by the Buyer of certain of the assets of the Seller utilized in connection with the operation of its Pharmakon business that is focused on the creation, design, and implementation of promotional peer interactive programming targeted at healthcare professionals via teleconferences, dinner meetings, webcasts, and satellite (the “Business”), and other related matters, and desire to reduce said agreement to writing; and
WHEREAS, PDI is the ultimate parent entity of the Seller and will derive substantial benefit from the consummation of the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and representations contained herein, and other valuable consideration contained herein, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound thereby, the Parties hereto hereby agree as follows:

1.	Sale of Assets.

(a)Purchased Assets. At the Closing (as hereinafter defined), and pursuant to, and in accordance with, the terms and conditions of this Agreement, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, certain of the assets of the Business (the “Purchased Assets”) free and clear of any liens, claims, charges, security interests or other legal or equitable encumbrances, limitations or restrictions (“Encumbrances”). The Purchased Assets include and are limited to the following:

(i)
The written contracts and agreements and the written outstanding proposals and identified opportunities listed on Schedule 1(a)(i), which shall be assigned by the Seller to the Buyer subject to the Seller obtaining any required consents (such written agreements and proposals, the “Contracts”) and all data related to the Contracts, including contact information and engagement history, which are maintained by the Seller or PDI;

(ii)
All data and records related to the Purchased Assets, including the client and customer lists set forth on Schedule 1(a)(ii) (the “Client and Customer Lists”). Notwithstanding the foregoing, Buyer hereby grants to Seller and PDI a limited, perpetual, fully paid-

up, non-transferable and non-exclusive license to use the Client and Customer Lists, and all data related thereto, to conduct analysis and recommendations on channel preferences to a PDI client, provided that in no event shall the Seller or PDI be permitted to use the Client and Customer Lists, or any data related thereto, to directly or indirectly compete with the Buyer's Peer Meetings Business (as defined below). Upon request of PDI, but in no event more than twice per calendar year, Buyer shall cooperate with PDI to provide PDI with updated information with respect to the Healthcare professionals identified on the Client and Customer Lists that attend Peer Meeting Business programs;

(iii)
All corporate names, trademarks, service marks, copyrights, d/b/a's, Internet domain names and related websites, IP addresses, logos, symbols, trade dress, assumed names, fictitious names and trade names associated with the Business, and to the extent allowable, the Seller's proprietary meeting management software application related to the Purchased Assets, all of which are listed on Schedule 1(a)(iii), together with all applications and registrations for all of the foregoing and all goodwill associated therewith and symbolized thereby, including, without limitation, all extensions, modifications and renewals of same (collectively, the “Intellectual Property Assets”). Subject to Section 3(e) below, the transfer of such Intellectual Property Assets to Buyer will be at Buyer's sole cost and expense;

(iv)
All personal and laptop computers, tablets, cell phones, printers, and any other computer hardware (“Equipment”) utilized by the full-time and contract employees of the Seller identified on Schedule 15 attached hereto and who accept any offer of employment from the Buyer. Subject to Section 3(e) below, such Equipment shall be provided to Buyer, no later than the second week of January 2012, after all hard drives, SIM cards, etc. have been “scrubbed” to delete Confidential Information that is not related to the Purchased Assets;

(v)
The goodwill of the Business, including, without limiting the generality of the foregoing, the exclusive right of the Buyer to represent itself as continuing the Business as the successor to the Seller; provided, however, that the Buyer shall at no time represent that (i) it is an agent, joint venture partner or other affiliate or associate of the Seller or PDI, or (ii) that the Seller in any way continues to be associated with the operation of the Business;

(vi)	Claims of the Seller, as of the Closing date, against third parties relating to the Purchased Assets or Assumed Liabilities, whether known or unknown, fixed or contingent; and

(vii)
All telephone numbers and facsimile numbers (subject to telephone company consent) and email addresses associated with the Business including, without limitation, such numbers and e-mail addresses with respect to the full-time and contract employees of the Seller identified on Schedule 15 attached hereto who accept any offer of employment from the Buyer.

(b)Excluded Assets. Except for the Purchased Assets described in Section 1(a) above, no other assets of the Seller are being purchased by the Buyer pursuant to this Agreement. Without limiting the generality of the foregoing statement, the following assets of the Seller are not part of the sale and purchase contemplated by this Agreement, are excluded from the Purchased Assets and shall remain the property of the Seller following the Closing (the “Excluded Assets”):

(i)	All cash, cash equivalents and short-term investments;

(ii)
All accounts and notes receivable with respect to services provided by the Seller under the Contracts prior to Closing Date, as set forth on Schedule 1.1(b) and further described in Section 6 below (the “Accounts Receivable”);

(iii)	All minute books, stock records and corporate seals;

(iv)	All claims for the refund of any federal, state or local taxes with respect to any period prior to the Closing Date (as hereinafter defined);

(v)
Except as set forth in Section 1(a)(iv) above, all personal and laptop computers, tablets, cell phones, printers, and any other computer hardware and business supplies used in the context of the Business;

(vi)	All insurance policies maintained by the Seller and rights thereunder;

(vii)	Except as set forth in Section 1(a)(iii), all corporate names, trademarks, service marks, Internet domain names, IP addresses, logos and symbols of the Seller;

(viii)	All rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof; and

(ix)	All rights of the Seller under this Agreement and the Note (as hereinafter defined).

2. Liabilities. Subject to Section 19, the Buyer shall assume all obligations and liabilities of the Seller under the Contracts as of the Closing Date (the “Assumed Liabilities”). Except for the Assumed Liabilities, the Buyer shall not, and does not assume, agree to perform or discharge, or indemnify the Seller against or otherwise have any responsibility for any liabilities, costs, expenses, or losses of the Seller or claims against the Seller, including, without limitation, any tax or employment liability. Without limiting the generality of the foregoing statement, the following liabilities of the Seller are not part of the sale and purchase contemplated by this Agreement and shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Seller are excluded from the Purchased Assets and shall remain the property of the Seller following the Closing (the “Excluded Liabilities”):

(i)	any liability relating to sales or other transactions of the Seller prior to the Closing;

(ii)
any liability under any Contract that (A) arises from or relates to any breach by the Seller of its obligations under such Contract that occurred prior to the Closing or (B) arises from or relates to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach by the Seller of its obligations under any such Contract;

(iii)
subject to Section 19, any Liability under any Contract, if the Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any person with respect to the assignment to the Buyer of any rights or obligations under such Contract;

(iv)
any liability for taxes, including, without limitation, (A) any taxes arising as a result of the operation of the Business or the ownership of the Purchased Assets prior to the Closing; and (B) any Taxes of the Seller that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement and the transactions contemplated hereby; and

(v)
any liability of the Seller with respect to any employee benefit plan or other arrangement established, maintained, sponsored or contributed to by the Seller, including any liability arising under any such employee benefit plan or applicable law, including, without limitation, the WARN Act, as a result of the termination of any Terminated Employee (as defined below).

3. Consideration. The Buyer shall purchase the Purchased Assets from the Seller and the Seller shall sell the Purchased Assets to the Buyer in exchange for the following consideration:

(a)Interest in Buyer. At the direction of the Seller, the Buyer shall deliver to PDI, a stock certificate issued in the name of PDI representing 160,591 shares of the Buyer's common stock, par value $0.001 per share (“Buyer Common Stock”), which shall represent one percent (1%) of the issued and outstanding shares of the Buyer Common Stock on the Closing Date (the “Certificate”). Additionally, the Buyer shall deliver to PDI additional shares of Buyer Common Stock in the event that Net Revenues (as hereinafter defined) derived from Programs (as hereinafter defined) in the period from January 1, 2012 to December 31, 2012 exceed $2,000,000 in accordance with the following schedule. During the period from January 1, 2012 to December 31, 2012, within forty five (45) days of the close of each calendar month Buyer shall provide the Seller with a statement of all Net Revenues derived from Programs for those clients listed on Schedule 2(b). The additional shares of Buyer Common Stock, if any, shall be provided by the Buyer to PDI by February 15, 2013.

Net Revenue	Equity Compensation
Over $5,000,000	642,365 shares of Buyer Common Stock; or
$4,000,001 - $4,999,000	481,774 shares of Buyer Common Stock; or
$3,000,001 - $3,999,000	321,182 shares of Buyer Common Stock; or
$2,000,000 - $2,999,000	160,591 shares of Buyer Common Stock;

(b)Buyer's Royalty Payments to Seller.

(i)	The Buyer will pay to the Seller or PDI (if so directed in writing by the Seller) the following payments:

(A)
A royalty based on the Buyer's Gross Profit (as hereinafter defined) with respect to each of the 2012, 2013, 2014, 2015, 2016 and 2017 calendar years (each a “Royalty Year”, collectively, the “Royalty Years” and the period commencing on January 1, 2012 and ending on December 31, 2017, the “Term”) that is derived from all peer-to-peer programs and representative training logistical support programs of the Seller included in the Purchased Assets (the “Programs”) that are entered into by the Buyer with any party listed on Schedule 2(b), in accordance with the following schedule (the “Buyer's Royalty Payments”):

Annual Gross Profit	Buyer's Royalty Payment
$3,360,000 and above	$1,008,000 plus 30% of Gross Profits in excess of $3,360,000; or
$3,000,000 - $3,359,999	$825,000 plus 27.5% of Gross Profit in excess of $3,000,000; or
$2,640,000 - 2,999,999	$660,000 plus 25.0% of Gross Profit in excess of $2,640,000; or
$2,280,000 - $2,639,999	$513,000 plus 22.5% of Gross Profit in excess of $2,280,000; or
$1,920,000 - $2,279,999	$384,000 plus 20% of Gross Profit in excess of $1,920,000; or
$1,560,000 - $1,919,999	$273,000 plus 17.5 of Gross Profit in excess of $1,560,000; or
$960,000 - $1,559,999	$144,000 plus 15.0% of Gross Profit in excess of $960,000; or
$0 - $959,999	10% of Gross Profit

For the purposes of this Agreement, the term “Affiliate” shall mean any corporate or non-corporate business entity which controls, is controlled by, or is under common control with a Party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation: (i) if it owns or directly or indirectly controls at least forty percent (40%) of the voting stock of the other corporation, or (ii) in the absence of the ownership of at least forty percent (40%) of the voting stock of a corporation or in the case of a non-corporate business entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

(B)
A referral fee equal to ten percent (10%) of the first twelve (12) months of Buyer's Net Revenues (as hereinafter defined) derived from Programs brought to the Buyer from the Seller, PDI or an Affiliate of PDI during the Term (the “Buyer's Referral Fee Term”) that are not otherwise accounted for pursuant to clause (A) above (the “Buyer's Referral Fee”); provided, however, that the Seller or PDI shall have the option to extend the Buyer's Referral Fee Term, without additional consideration, for ten (10) successive periods of five (5) years each.

(C)
For purposes of this Agreement, “Gross Profit” shall mean Net Revenue less Cost of Sales in a given period. “Net Revenue” shall mean total revenue net of pass through expenses, discounts and returns in a given period and “Cost of Sales” shall mean honoraria, moderator charges, teleconference call costs, printing related to specific projects, other Project related costs, recruiting, and direct mail costs net of pass through expenses.

(ii)
The Buyer shall make the Buyer's Royalty Payment and the Buyer's Referral Fee, if any, to the Seller or PDI, as the case may be, with respect to a given Royalty Year (in the case of the Buyer's Royalty Payment or in any given calendar year in the case of the Buyer's Referral Fee) no later than forty five (45) calendar days following the end of such Royalty Year (in the case of the Buyer's Royalty Payment or in any given calendar year in the case of the Buyer's Referral Fee), together with a statement, certified by an officer of the Buyer, that sets forth the calculation and such information as is necessary and appropriate for the Seller or PDI to confirm the calculation of the Buyer Royalty Payment or the Buyer's Referral Fee, if any, for such Royalty Year or calendar year, as the case may be. Seller or PDI shall have thirty (30) days to accept or reject such Buyer Royalty Payment or Buyer's Referral Fee calculation. Notwithstanding the foregoing, within forty-five (45) days of the close of each calendar quarter, Buyer shall provide Seller with a report of all Gross Profits derived from Programs for each of those clients listed on Schedule 2(b). Additionally, upon request of PDI, but in no event more than twice per calendar quarter, Buyer shall cooperate with PDI during the period from January 1, 2012 to December 31, 2012 to provide PDI with updated information with respect to current programs, proposals and opportunities as defined in Schedule 2(b).

(iii)
The Buyer agrees to keep proper records and books of account in accordance with U.S. General Accepted Accounting Principles, showing the Gross Profit and Net Revenue described in Section 3(b)(i) above upon which the Buyer's Royalty Payments or Buyer's Referral Fee are or is based, and all other information reasonably necessary for the accurate determination of the Buyer's Royalty Payments or Buyer's Referral Fee to be made to the Seller or PDI hereunder.

(iv)
Once per calendar year, on ten (10) calendar days' prior written notice, the Seller shall have the right to have an independent certified public accounting firm that has been mutually agreed upon by the Parties (the “Independent Accounting Firm”) inspect the books and records of the Buyer, during regular business hours, for the purpose of verifying the completeness and accuracy of the records relating to Gross Profit and Net Revenue described in Section 3(b)(i)(C) above used in determining the Buyer's Royalty Payments or the Buyer's Referral Fee and any Buyout Payment (as hereinafter defined) made under this Agreement. The expense of any such inspection shall be borne by the Seller and PDI; provided, however, that if the inspection discloses an error in excess of five percent (5%) in respect of any Buyer's Royalty Payment, Buyer's Referral Fee or Buyout Payment due to the Seller or PDI, then the Buyer shall pay the full cost of such inspection. For as long as PDI is a shareholder of Buyer, Buyer shall provide PDI with (i) consolidated financial statements within forty five (45) days of the close of each calendar quarter, and (ii) annual audited (or reviewed if acceptable to Buyer's principal lender) financial statements within one hundred and twenty (120) days of the close of each calendar year.

(c)Assumed Liabilities. On and after the Closing Date, the Buyer shall assume and perform the Assumed Liabilities.

(d)Rent of Seller's Facility. Buyer shall pay to PDI ten thousand dollars ($10,000) as a lease payment for the use of Seller's facility located at 475 Martingale Road, Suite 200, Schaumburg, IL 60173 (“Seller's Facility”) during the month of January, 2012. Should the Buyer require additional use of the Seller's Facility after January 31, 2012, PDI shall lease Seller's Facility to Buyer at a rate of two thousand five hundred dollars ($2,500) per week.

(e)Technology Management and Support.  From the Closing Date until all the Purchased Assets are transferred to Buyer's systems, currently anticipated to be on or before February 03, 2012, the Seller or PDI shall maintain with diligence, at a cost to be shared equally by the Parties all servers and equipment to ensure smooth continuation of operations of such Purchased Assets.  Such servers and equipment shall include the current database server, mail server, web server, all other production systems, websites, development systems, and other needed systems.  Any disruptions should be addressed, within acceptable timelines and communicated to Buyer.  Such diligence and support will also be extended to all the development systems, users, phone systems, printers, etc. that are needed for continuing operations at the Seller's Facility rented by Buyer pursuant to Section 3(d) above.  During this time period between Closing Date and February 3, 2012, Seller shall provide Buyer with unlimited access to such database and reasonably assist Buyer in transferring any of the Purchased Assets from the Seller's systems to the Buyer's systems.  To facilitate such knowledge transfer, Seller will make available appropriate resources and people to the Buyer upon completion of the transfer of content to Buyer's systems until March 31, 2012 and in accordance with Section 15 below.  If the Buyer requests any transfer of any Purchased Assets or knowledge transfer, including any Intellectual Property Assets from Seller's database after March 31, 2012 such transfer will be at Buyer's sole cost and expense.

4. Referral Fees.
(a)The Seller and/or PDI will pay the following referral fees to the Buyer (the “PDI Referral

Fees”):

(i)
ten percent (10%) of Net Revenue derived by the Seller, PDI or any Affiliate of PDI for the first twelve (12) months from all e-marketing programs through PDI's Group DCA subsidiary brought to the Seller, PDI or an Affiliate of PDI by the Buyer;

(ii)
one percent (1%) of Net Revenue derived by the Seller, PDI or any Affiliate of PDI for the first twelve (12) months of any (A) contract sales organization agreement through PDI and (B) clinical educator program agreements through EngageCE, brought to the Seller, PDI or an Affiliate of PDI by the Buyer Notwithstanding the foregoing, the total PDI Referral Fee amount for any one referral under this Section 9(a)(ii) shall not exceed $150,000; and

(iii)
two and one-half percent (2.5%) of Net Revenue derived by the Seller, PDI or any Affiliate of PDI for the first twelve (12) months from all tele-detailing programs through PDI Voice brought to the Seller, PDI or an Affiliate of PDI by the Buyer.

The PDI Referral Fee(s) shall be payable during the Term (the “PDI Referral Fee Term”); provided, however, that the Buyer shall have the option to extend the PDI Referral Fee Term, without additional consideration, for ten (10) successive periods of five (5) years each.
(b)Seller and/or PDI shall make the PDI Referral Fees, if any, to the Buyer with respect to a given calendar year no later than forty five (45) calendar days following the end of such calendar year, together with a statement, certified by an officer of PDI, that sets forth the calculation and such information as is necessary and appropriate for the Buyer to confirm the calculation of the PDI Referral Fees for the calendar year. Buyer shall have thirty (30) days to accept or reject such PDI Referral Fee calculation. Notwithstanding the foregoing, within forty-five (45) days of the close of each calendar quarter, Seller and/or PDI shall Buyer with a report of all Net Revenues derived from the programs and agreements identified in Section 4(a) above.

(c)PDI agrees to keep proper records and books of account in accordance with U.S. General Accepted Accounting Principles, showing the Net Revenue described in Section 4(a) above upon which the PDI Referral Fees are based and all other information reasonably necessary for the accurate determination of the PDI Referral Fees to be made to the Buyer hereunder.

(d)Once per calendar year, on ten (10) calendar days' prior written notice, the Buyer shall have the right to have an Independent Accounting Firm that has been mutually agreed upon by the Parties inspect the books and records of PDI, during regular business hours, for the purpose of verifying the completeness and accuracy of the records relating to Net Revenue described in Section 4(a) above used in determining the PDI Referral Fees required under this Agreement; provided, however, that the Buyer shall not be permitted to inspect any financial or other information of PDI relating to a given fiscal quarter prior to the filing by PDI with the Securities and Exchange Commission of the Form 10-Q or Form 10-K (in the case of the fourth fiscal quarter) applicable to such fiscal quarter. The expense of any such inspection shall be borne by the Buyer; provided, however, that if the inspection discloses an error in excess of five percent (5%) in respect of any PDI Referral Fees due to the Buyer, then PDI shall pay the full cost of such inspection.

5. Loan to Buyer. At the Closing, PDI shall commit to make a loan to the Buyer that will be funded by PDI within seven (7) business day from the Closing, in the principal amount of two hundred fifty thousand dollars ($250,000), which shall be evidenced by a promissory note in the form attached hereto as Exhibit A (the “Note”).

6. Accounts Receivable. Schedule 1.1(b) shall set forth a complete list of the Accounts Receivable of the Seller as of the date of this Agreement, for services performed by the Seller on or prior to the date of this Agreement under the Contracts, and shall be updated as of the Closing Date to reflect (a) any Accounts Receivable added to the Seller's books subsequent to the date of this Agreement, for services performed by the Seller on or prior to the Closing Date under the Contracts and (b) any Accounts Receivable existing on the Seller's books as of the date of this Agreement and collected in full by the Seller subsequent to such date but prior to the Closing Date. The Seller shall have the right from and after the Closing Date to collect upon the Accounts Receivable when due in the ordinary course of business consistent with the Seller's past practices. The Parties agree that payments collected by the Seller from a customer with an Account Receivable shall first be applied toward such Account Receivable before being applied to any account of such customer on the books of the Buyer that is created subsequent to the Closing Date. The Seller, upon ten (10) days' prior written notice to the Buyer, may engage a collection firm or institute litigation with respect to the collection of any of such Accounts Receivable that were due to Seller as of the Closing, if any, at the Seller's sole cost and expense.

7. Sale of Buyer's Business. In the event that at any time after the Closing Date and prior to January 1, 2018, the Buyer either (i) sells substantially all of its assets or (ii) undergoes a change of control (whether by merger, consolidation or otherwise) whereby the holders of the shares of the Buyer Common Stock on the date hereof collectively hold less than fifty-one percent (51%) of the issued and outstanding shares of the Buyer Common Stock (each a “Sale Transaction”), the Buyer shall pay to the Seller a buyout payment (the “Buyout Payment”), as follows:

(a)if a Sale Transaction occurs on or after January 1, 2012 but on or before December 31, 2012, an amount equal 2.75 times an amount equal to the Buyer's Royalty Payment which would be payable if such payment were calculated based on the annualized Gross Profit generated from all Programs from the Closing Date to the closing date of the Sale Transaction;

(b)if a Sale Transaction occurs on or after January 1, 2013 but on or before December 31, 2013, an amount equal to 2.75 times an amount equal to the Buyer's Royalty Payment which would be payable if such payment were calculated based on the Gross Profits generated from all Programs in the twelve (12) whole calendar months immediately preceding the closing date of the Sale Transaction;

(c)if a Sale Transaction occurs on or after January 1, 2014 but on or before December 31, 2014, an amount equal to 2.25 times an amount equal to the Buyer's Royalty Payment which would be payable if such payment were calculated based on the Gross Profits generated from all Programs in the twelve (12) whole calendar months immediately preceding the closing date of the Sale Transaction;

(d)if a Sale Transaction occurs on or after January 1, 2015 but on or before December 31, 2015, an amount equal to 1.75 times an amount equal to the Buyer's Royalty Payment which would be payable if such payment were calculated based on the Gross Profits generated from all Programs in the twelve (12) whole calendar months immediately preceding the closing date of the Sale Transaction

(e)if a Sale Transaction occurs on or after January 1, 2016 but on or before December 31, 2016, an amount equal to 1.25 times an amount equal to the Buyer's Royalty Payment which would be payable if such payment were calculated based on the Gross Profits generated from all Programs in the twelve (12) whole calendar months immediately preceding the closing date of the Sale Transaction; or

(f)if a Sale Transaction occurs on or after January 1, 2017 but on or before December 31, 2017, an amount equal to 0.75 times an amount equal to the Buyer's Royalty Payment which would be payable if such payment were calculated based on the Gross Profits generated from all Programs in the twelve (12) whole calendar months immediately preceding the closing date of the Sale Transaction;
provided, however, that the Buyout Payment shall not be due or owing in the event that a Sale Transaction shall be consummated at a time following the termination and cessation by the Buyer of the Buyer's peer meetings business that is focused on the creation, design, and implementation of promotional peer interactive programming targeted at healthcare professionals via teleconferences, dinner meetings, webcasts, and satellite (“Peer Meetings Business"). The Buyer shall provide the Seller no less than forty-five (45) calendar days' prior written notice of the cessation by the Buyer of the Buyer's Peer Meetings Business. Upon the payment of the Buyout Payment in connection with a Sale Transaction by the Buyer to PDI in accordance with this Section 7 this Agreement shall terminate and be of no further force or effect.

8.
Preferred Pricing. The Buyer shall perform services for Seller and PDI not related to its Peer Meetings Business but rather for novel education and training programs at its “best client pricing” rates, but in no event less than a rate of eighty-five percent (85%) of the Buyer's standard rates for such services during the Term or for such longer period as the parties may mutually agree in writing prior to the expiration of the Term. Notwithstanding the foregoing, should PDI or Seller include the Buyer's Peer Meetings Business as part of a PDI (or an Affiliated company) integrated offering, Buyer shall perform the Programs at is “best client pricing” rates rather than in consideration for the PDI Royalty Payment.

9. Representations of the Seller. The Seller represents and warrants to the Buyer as of the date hereof as follows:
(a)Corporate Existence. The Seller is a corporation, duly organized, validly existing and in good standing in the state of California, with full corporate power and authority to conduct the Business as it is now being conducted, to own, lease or use its properties and assets, and to perform all of its obligations under this Agreement. The Seller is qualified as a foreign corporation in all jurisdictions where such qualification is required. The Seller has not taken any action, nor is it aware of any action, that would adversely affect the Seller's status as a validly existing corporation under the laws of the state of California, or that would adversely affect the Seller's qualification as a foreign corporation in any jurisdiction where so qualified.
(b)Enforceability; Authority. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject as to the enforceability thereof to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction. The Seller has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby. Upon execution and delivery by the Seller of the Bill of Sale (as hereafter defined) and the Assignment and Assumption Agreement (as hereafter defined), each shall constitute, a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms subject as to the enforceability thereof to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
(c)Title to Purchased Assets. The Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, and the Seller will transfer to the Buyer good and marketable title to the Purchased Assets free of all Encumbrances. No licenses, approvals, consents, franchises, authorizations, and other permits of, to, from or with, any governmental body are required in order to conduct the Business as currently conducted.
(d)Conduct of Business. The Seller has complied with, and the Business is in compliance with, all applicable municipal, state and federal laws, rules and regulations. No event has occurred, and no condition or circumstance exists, that would (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Seller of, or a failure on the part of the Seller to comply with, any applicable legal requirement which would materially and adversely affect the Purchased Assets, and the Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any governmental authority or other person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any applicable legal requirement.
(e)Contracts. The Seller has delivered to the Buyer a correct and complete copy of each Contract. Each Contract is valid, binding and enforceable against the Seller, and to the knowledge of the Seller, the other parties thereto in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or similar or other laws), in full force and effect on the date hereof and the Seller has not received any notice to the contrary. The Seller has performed all obligations required to be performed by it under, and is not in material default or breach of or in respect of, any Contract and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Seller has not received payment under any Contract for any services which have not been performed by the Seller. To the Seller's knowledge, no party to any Contract is renegotiating, or has the right under the terms of any Contract to renegotiate, any amount paid or payable under any Contract or any other material term or provision of any Contract.
(f)No Conflict. The execution, delivery and performance of this Agreement by the Seller, and the consummation of the transactions contemplated hereby and thereby, will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition), to the Seller's knowledge: (i) result in the creation of any encumbrance upon the Purchased Assets; (ii) result in a breach or a violation of, or conflict with any of the terms or provisions of the Seller's certificate of incorporation or by-laws; or (iii) give any person or entity the right to prevent, delay or otherwise interfere with the transactions contemplated hereby.
(g)Notices and Consents. The Seller is not required to give any notice to or obtain any consent or approval from any person, entity or governmental authority in connection with the sale of the Purchased Assets to the Buyer, except for the notices, consents and approvals listed on Schedule 9(g).
(h)Absence of Proceedings. There is no pending action, suit or proceeding, and to the Seller's knowledge no person, entity or governmental body has threatened to commence any action, suit or proceeding, that involves the Seller, and which is related to the Business or the Purchased Assets or that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. Neither the Seller nor the Purchased Assets are subject to any legally binding judgment, order or decree entered in any lawsuit or proceeding relating to the Business or the Purchased Assets or any part thereof.
(i)Intellectual Property Assets. Except as set forth in Section 1(b)(vii), the Intellectual Property Assets contain all of the intellectual property rights necessary for the operation of the Business as currently conducted, other than any immaterial intellectual property rights. To the Seller's knowledge, the Intellectual Property Assets do not and have not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, and the Seller has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation. To the Seller's knowledge, no person is infringing or otherwise violating the Intellectual Property Assets.
(j)No Untrue Statements. No representation or warranty or other statement made by the Seller in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any such statement not misleading.
10. Representations of PDI. PDI represents and warrants to the Buyer as of the date hereof as follows:
(a)Corporate Existence. PDI is a corporation duly organized, validly existing and in good standing in the state of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own, lease or use its properties and assets, and to perform all of its obligations under this Agreement.

(b)Enforceability; Authority. This Agreement has been duly and validly executed and delivered by PDI and constitutes a legal, valid and binding obligation of PDI, enforceable against it in accordance with its terms, subject as to the enforceability thereof to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction. PDI has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by PDI and the consummation of the transactions contemplated hereby and thereby. Upon execution and delivery by PDI of the Bill of Sale (as hereafter defined) and the Assignment and Assumption Agreement (as hereafter defined), each shall constitute, a legal, valid and binding obligation of PDI, enforceable against it in accordance with its terms subject as to the enforceability thereof to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
(c)Accredited Investor. PDI is an “accredited investor,” as such term is defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), is experienced in investments and business matters and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable it to utilize the information made available by the Buyer to evaluate the merits and risks of and to make an informed investment decision with respect to the Buyer Common Stock being issued hereunder. PDI has the authority and is duly and legally qualified to purchase and own the Buyer Common Stock being issued to it hereunder. PDI is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.
(d)Restricted Securities. PDI acknowledges that the Buyer Common Stock acquired hereunder has not been registered under the Securities Act, or the securities laws of any state or other jurisdiction and cannot be disposed of unless subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available and that the Certificate will be legended as such. PDI acknowledges that the Company has no obligation to register or qualify the Buyer Common Stock.
(e)No Conflict. The execution, delivery and performance of this Agreement by PDI and the consummation of the transactions contemplated hereby and thereby will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition), to PDI's knowledge: (i) result in the creation of any Encumbrance upon the Purchased Assets; (ii) give any person or entity the right to prevent, delay or otherwise interfere with the transactions contemplated hereby or thereby or (iii) result in a breach or a violation of, or conflict with any of the terms or provisions of the Buyer's certificate of incorporation or bylaws.
(f)No Consents. PDI is not and will not be required to give notice to or obtain any consent from any person, entity or governmental authority in connection with the sale by the Seller of the Purchased Assets to the Buyer.
(g)Absence of Proceedings. There is no pending action, suit or proceeding, and to PDI's knowledge no person, entity or governmental body has threatened to commence any action, suit or proceeding, involving PDI, the Business or the Purchased Assets or that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.
(h)No Untrue Statements. No representation or warranty or other statement made by PDI in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any such statement not misleading.
11. Representations of the Buyer. The Buyer represents and warrants to the Seller and PDI as of the date hereof as follows:
(a)Corporate Existence. The Buyer is a corporation duly organized, validly existing in good standing in the state of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own, lease or use its properties and assets, and to perform all of its obligations under this Agreement.
(b)Enforceability; Authority. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, subject as to the enforceability thereof to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction. The Buyer has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Note by the Buyer and the consummation of the transactions contemplated hereby and thereby. Upon execution and delivery by the Buyer of the Note, the Bill of Sale (as hereafter defined) and the Assignment and Assumption Agreement (as hereafter defined), each shall constitute, a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms subject as to the enforceability thereof to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
(c)No Conflict. The execution, delivery and performance of this Agreement and the Note by the Buyer and the consummation of the transactions contemplated hereby and thereby will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition), to the Buyer's knowledge, (i) give any person or entity the right to prevent, delay or otherwise interfere with the transactions contemplated hereby or thereby or (ii) result in a breach or a violation of, or conflict with any of the terms or provisions of the Buyer's certificate of incorporation or bylaws.
(d)Certificate. Upon the issuance by the Buyer of the shares of Buyer Common Stock represented by the Certificate, such shares shall have been duly authorized, validly issued, fully paid and non-assessable. The issuance by the Buyer of the shares of Buyer Common Stock represented by the Certificate shall not (i) result in a violation of any preemptive or other similar rights of the holders of any securities of the Buyer, (ii) subject the Seller to personal liability by reason of being a holder of such shares or (iii) result in a violation of Section 5 under the Securities Act of 1933, as amended.
(e)No Consents. The Buyer is not and will not be required to obtain any consent from any person, entity or governmental authority in connection with the purchase of the Purchased Assets from the Seller.
(f)Absence of Proceedings. There is no pending action, suit or proceeding, and to the Buyer's knowledge no person, entity or governmental body has threatened to commence any action, suit or proceeding, involving the Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement or the Note.
(g)No Untrue Statements. No representation or warranty or other statement made by the Buyer in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any such statement not misleading.
12. Referral Fees. For purposes of determining whether any Buyer's Referral Fee or PDI Referral Fees, as the case may be, will be due and payable pursuant to the terms of this Agreement, each Party agrees that it shall provide prompt written notice to the other Party of any opportunity such Party desires to bring to the other Party for purposes of earning a Buyer's Referral Fee or PDI Referral Fees, as the case may be, under this Agreement (an "Opportunity Notice"). Upon delivery of an Opportunity Notice, the Parties agree to work in good faith to evaluate the potential opportunity and unless the target of the potential opportunity is already a client of the other Party, use commercially reasonable efforts to enter into a program, agreement or other arrangement with such target which would result in a Buyer's Referral Fee or PDI Referral Fees, as the case may be, being payable under this Agreement.
13. Payment of Taxes. Each Party shall be responsible for any taxes assessed on such Party of any kind, including federal, state and local sales taxes, if any, arising from or in connection with the transactions contemplated hereunder and shall be paid by the Party to whom the respective agency has assigned responsibly. Each Party hereby indemnifies the other from and against any liability, loss, expense, interest and penalties in connection therewith.

14. Taxes Associated with Operations Prior to Closing Date. The Seller shall be responsible for the timely filing of all returns to taxing authorities and the payment of all local, state and federal taxes owed in connection with the operation of the Business prior to the Closing Date (“Pre-Closing Taxes”). The Seller hereby waives any requirement that Buyer comply with the applicable provisions of the laws of the states of California or New Jersey regarding bulk transfers and any similar laws regarding the transfer of assets (“Transfer Laws”). The Seller shall indemnify and defend the Buyer from any loss, liability, expense or damage suffered by the Buyer arising from the failure on the part of the Seller to file all tax returns and pay all Pre-Closing Taxes or the Buyer to comply with any Transfer Laws in connection with the transactions contemplated by this Agreement, to the extent that such failure results in the Buyer becoming liable for any Pre-Closing Taxes or other tax or assessment under the Transfer Laws, all in accordance with the indemnification provisions set forth in Section 20.
15. Employee Matters. The Buyer shall offer employment beginning the first business day after the Closing Date to the employees of the Seller who are set forth on Schedule 15, with the full time employees' compensation being on terms that are substantially similar to such employees' current employment with the Seller. Should such employees not accept employment offered by the Buyer, Seller will be responsible for severance payments to such employees. Furthermore, if within six (6) months after Closing either Eli Lilly and Company or Takeda Pharmaceuticals North America, Inc. do not consent to the assignment of their agreements with Seller to the Buyer or Buyer experiences a significant reduction in business due to market dynamics then, the Buyer shall have the right to downsize those full-time employees listed on Schedule 15, with the Parties sharing the cost of severance payments for those affected employees. In such case, the severance to which an affected employee will be entitled shall be calculated utilizing both the Seller's severance methodology and the Buyer's severance methodology. The Buyer shall pay severance to the affected employee in accordance with its methodology; provided that in the event that the amount of severance due to any affected employee when calculated using the Seller's methodology is more than when calculated using the Buyer's methodology, then PDI will pay the balance of the severance amount as calculated in accordance with the Seller's methodology to the affected employee.
After the Closing, the Seller shall retain Bob Terrell as an employee for a period of thirty (30) days. PDI and Buyer shall share equally in the salary and payroll taxes associated with Mr. Terrell's thirty day employment. In addition, the Seller will provide the Buyer with one IT consultant through February 17, 2012 and one web programmer on a contract basis through March 31, 2012, at the Seller's expense.

16.
Closing. The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place no later than December 31, 2011 (the “Closing Date”), at which time (a) the Buyer shall deliver to the Seller and PDI (i) the Note, (ii) the Certificate, (iii) a Bill of Sale in the form attached hereto as Exhibit B (the “Bill of Sale”) and (iv) an Assignment and Assumption Agreement in the form attached hereto as Exhibit C and pursuant to which the Seller shall assign to the Buyer and the Buyer shall assume each of the Contracts (the “Assignment and Assumption Agreement”) and, each executed by a duly authorized representative of the Buyer, and (b) the Seller shall deliver the tangible Purchased Assets to the Buyer, together with (i) the Bill of Sale, and (ii) the Assignment and Assumption Agreement, each executed by a duly authorized representative of the Seller.

17. Conditions to Buyer's Obligations. The obligations of the Buyer under this Agreement are subject to the satisfaction of each of the following conditions on the Closing Date (any of which may be waived in writing in whole or in part by the Buyer):
(a)All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on the date hereof, and shall continue to be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of that date.
(b)The Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

(c)The Business shall not have been adversely affected in a material manner as a result of any transaction or event occurring between the date hereof and the Closing Date.
(d)The full-time employees of the Seller listed on Schedule 15 shall have agreed to accept employment with the Buyer on substantially similar terms and for substantially similar compensation as their current employment with the Seller.
(e)Evidence satisfactory to the Buyer and its counsel that each employee of the Seller or PDI who will be terminated in connection with the transactions contemplated by this Agreement (each a “Terminated Employee”) will enter into a confidentiality, and non-disclosure and non-solicitation agreement that prohibits such Terminated Employee from disclosing or using any Confidential Information of the Business or otherwise competing with the Business.
(f)Evidence satisfactory to the Buyer and its counsel that the Seller has completed the documentation necessary to terminate any “doing business as” filing or any other right to use the names listed on Schedule 17(f), as applicable, with appropriate states and any other applicable governmental authority.
18. Conditions to Seller's Obligations. The obligations of the Seller under this Agreement are subject to the satisfaction of each of the following conditions on or prior to the Closing Date (any of which may be waived in writing in whole or in part by the Seller):
(a)The Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.
(b)All representations and warranties of the Buyer contained in this Agreement, shall be true and correct in all material respects on the date hereof, and shall continue to be true and correct in all material respects on the Closing Date as though such representations and warranties were made as on and as of that date.
19. Assignment of Contracts. The Seller shall use its reasonable efforts to provide any required notice to any third party and obtain any third party consent, authorization or waiver which is required to effect the valid assignment of the Contracts to the Buyer, including those listed on Schedule 9(f). In the event that prior notice to or consent or authorization from a third party is required to effect the assignment of a Contract, and such notice is not given or such consent or authorization is not obtained prior to the Closing, the Seller shall give any necessary notices to any third party and shall use its best efforts in consultation with the Buyer to obtain any required third party consent or authorization subsequent to the Closing. The Buyer shall, if requested by the Seller, take such steps reasonably requested by the Seller to assist in obtaining the required consents and authorizations. To the extent that any Contract to be assigned to Buyer pursuant to this Agreement is not capable of being assigned without the consent, approval or waiver of a third person or entity, this Agreement shall not constitute a sale, assignment, transfer, or setover or an attempted sale, assignment, transfer or setover thereof. In those cases where a required consent to the transfer and assignment to Buyer of any particular Contract has not been obtained prior to the Closing Date, then subject to the terms and conditions of this Agreement, the Seller and PDI, as applicable, shall use commercially reasonable efforts to provide the Buyer with the benefits and burdens of such Contract (including, without limitation, permitting the Buyer to enforce any rights of the Seller or PDI, as applicable, arising under such Contract and agreeing to pay over to Buyer any amounts received by the Seller on account of services provided by Buyer), and the Buyer shall, to the extent the Buyer is provided with the benefits of such Contract, perform and in due course pay and discharge all debts, obligations and liabilities of the Seller or PDI, as applicable, under such Contract, and where necessary or appropriate, the Buyer shall be deemed to be the agent of the Seller or PDI, as applicable, for the purpose of completing, fulfilling and discharging all of the Seller or PDI's rights and liabilities arising after the Closing Date under such Contract.
20. Confidentiality. Each party acknowledges and agrees that it will have access to, or become acquainted with, Confidential Information of the other party in connection with the performance of its obligations under this Agreement. For the purposes of this Agreement, “Confidential Information” shall mean any confidential or proprietary information of the disclosing party or any Affiliate thereof, including but not limited to, information which relates to the program, pricing, marketing strategy, designs, methods, discoveries, improvements, documents, trade secrets, proprietary rights, business affairs, customer information or employee information, and shall not directly or indirectly at any time divulge or disclose for any purpose to any persons, firms, corporations or other entities (collectively, “Third Parties”), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as may be permitted by applicable law, or as may be required by court order, in which case the receiving party shall promptly notify the disclosing party of such order for the purpose of affording the disclosing party an opportunity to seek a protective order. Confidential Information does not include information that, at the time of disclosure, (a) was known to the receiving party prior to the date of this Agreement, without an obligation to keep it confidential; (b) was lawfully obtained by the receiving party from a third party without any obligation of confidentiality; (c) is, at the time of disclosure, in the public knowledge; (d) becomes part of the public knowledge after disclosure by publication or otherwise except by breach of this Agreement; or (e) is developed by the receiving party independently and apart from this Agreement.
The receiving party shall keep all Confidential Information in confidence and shall not, at any time during or for a period of three (3) years from the termination of this Agreement, without the disclosing party's prior written consent, disclose or otherwise make available, directly or indirectly, any item of Confidential Information to any Third Party other than its employees and Affiliates and their respective legal counsel, advisors and consultants who need to know the same in connection with fulfilling the purposes of this Agreement. The receiving party shall use the Confidential Information only in connection with fulfilling the purposes of this Agreement and for no other purpose. Each party shall inform its employees of the proprietary and confidential nature of the Confidential Information. Notwithstanding the foregoing, the receiving party's obligations under this Section shall not apply with respect to any Confidential Information that is required to be disclosed by the receiving party to comply with applicable laws or regulations, or with the order of a court or tribunal of competent jurisdiction, provided that: (i) the disclosing party receives prior written notice of such disclosure, (ii) the receiving party affords the disclosing party a reasonable opportunity, at the disclosing party's sole cost and expense, to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure, and (iii) the receiving party makes only the most limited disclosure reasonably required to be made in order to comply with such law, regulation or order.

21.
Indemnification by the Seller and PDI. The Seller and PDI, jointly and severally, hereby agree to indemnify, defend and hold harmless the Buyer and its shareholders, directors, officers, employees and agents from and against any and all losses, obligations, demands, assessments, penalties, liabilities, costs, damages, taxes, attorney's fees and expenses relating to any claims against, or claims of any interest in, or of a Encumbrance or the like upon any or all of the Purchased Assets which exist on the Closing Date or arise out of (a) to the ownership of the Purchased Assets by the Seller, the operation of the Business by the Seller and any transactions entered into by the Seller prior to, or a state of facts existing prior to, the Closing Date, (b) any of the Excluded Assets or Excluded Liabilities, (c) any breach of any representation or warranty made by the Seller or PDI in this Agreement and (d) any breach of any covenant or obligation of the Seller in this Agreement.

22. Indemnification by the Buyer. The Buyer hereby agrees to indemnify and hold harmless the Seller and PDI and their respective shareholders, directors, officers, employees and agents from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, taxes, attorney's fees and expenses asserted against or incurred by the Seller with respect (a) to the operation of the Business by the Buyer and transactions entered into by the Buyer with respect thereto after the Closing Date, (b) the Assumed Liabilities, (c) any breach of any representation or warranty made by the Buyer in this Agreement and (d) any breach of any covenant or obligation of the Buyer in this Agreement or the Note.
23. Defense of Claims. Within ten (10) business days of receipt by a Party of any claim asserted by any third party, or any action commenced by any third party involving any claim, liability or obligation within the scope of any of the indemnifications required to be provided pursuant to Section 21 or Section 22 hereof by one of the Parties to this Agreement, the Party receiving such claim shall give written notice thereof to the other Party, and the Party required to make indemnification hereunder (the “Indemnitor”) shall defend or otherwise protect such claim at its own cost and expense and with counsel of its own choice, and shall pay any judgments rendered; provided, however, that the other Party (the “Indemnitee”) may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the Indemnitee unless (a) the Indemnitor has agreed to pay such fees and expenses, (b) the Indemnitor has failed to assume the defense of such action, or (c) the named parties to any such action (including any impleaded parties) include both the Indemnitee and Indemnitor and either the Indemnitor or the Indemnitee has been advised by counsel in writing that there will be one or more legal defenses available to it that are different from or additional to those available to the other Party (in which case, if the Indemnitee informs the Indemnitor in writing that it elects to employ separate counsel at the expense of the Indemnitor, the Indemnitor shall not have the right to assume the defense of such action on behalf of the Indemnitee, it being understood, however, that the Indemnitor shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one firm of attorneys at any time for the Indemnitee, which firm shall be designated in writing by the Indemnitee).
In the event that the Indemnitor shall fail to notify the Indemnitee that the Indemnitor will defend any such suit, proceeding, claim or demand, within ten (10) calendar days after the notice thereof has been given to it, the Indemnitee shall have the right to defend the same and to obtain payment from the Indemnitor for its reasonable costs and expenses (including attorney's fees) in connection therewith, and for any judgments recovered against it or settlements made by the Indemnitee; provided that, the Indemnitor shall have no indemnification obligations with respect to any suit, proceeding, claim or demand that is settled by the Indemnitee without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed).

24.
Attorney's Fees and Expenses. The Buyer on the one hand and the Seller and PDI on the other hand hereby agree that each shall pay its own legal fees and expenses incurred in connection with the preparation and delivery of this Agreement and the consummation of the transactions contemplated hereby.

25. No Waiver. No delay or omission on the part of either Party in exercising any right under this Agreement shall operate as a waiver of such right or of any other right of such Party, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.
26. Notices. Any notices, requests, demands, and other communications required to be given under this Agreement shall be in writing and shall be either (a) personally delivered, (b) sent by U.S. certified or registered mail, return receipt requested, postage prepaid, or (c) sent by Federal Express or other reputable common carrier guaranteeing next business day delivery, to the respective addresses of the Buyer, the Seller or PDI set forth below, or to such other place as either the Buyer or the Seller may by notice given as provided herein designate for receipt of notices hereunder. Any such notice shall be deemed delivered when so delivered personally or sent by facsimile transmission or, if mailed, two (2) days after the date of deposit in the United States mail, or if sent by overnight courier, the next business day following the date the notice is sent.
If to the Buyer:        Informed Medical Communications
379 Thornall Street
Edison, NJ 08837
Attn:    Steven K. Budd
Chief Executive Officer

With a Copy of        Brian T. Moore, Esquire
legal notices to:        Nelson Mullins Riley & Scarborough LLP
One Post Office Square, 30th Floor

Boston, MA 02109

If to the Seller or PDI:        PDI, Inc.
Morris Corporate Center 1, Bldg. A
300 Interpace Parkway
Parsippany, New Jersey 07054
Attn: Rhonda DeStefano,
Vice President, Associate General Counsel

27.
Assignment; Binding Effect. No Party shall be permitted to assign any of such Party's rights, duties or obligations under this Agreement or any of the documents referenced in this Agreement to which it is a party without the prior written consent of the other Party; provided, however, that (i) the Seller shall be permitted to assign this Agreement after the Closing Date to PDI or to any Affiliate of the Seller or PDI without the prior consent of the Buyer and (ii) the Buyer shall be permitted to assign this Agreement after the Closing Date in connection with the consummation of any Sale Transaction without the prior consent of the Buyer. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

28. Amendment. No amendment, modification or addition to this Agreement shall be binding unless in writing and signed by all of the Parties.
29. Governing Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the state of New Jersey without regard to conflict of law principles.
30. Effect of Headings. The section headings used in this Agreement are solely for convenience and shall neither affect, nor be used in connection with, the interpretation of this Agreement.
31. Severability. It is mutually understood and agreed that all of the terms, covenants, provisions, and agreements contained herein are severable and that, in the event any of them shall be found invalid, then this Agreement shall be interpreted as if such invalid term, covenant, provision, or agreement were not contained herein.
32. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.
33. Further Assurances. Each Party shall cooperate with and take such additional actions and execute and deliver such additional documents as may be reasonably requested by the other Party in order to carry out the provisions and purposes of this Agreement from and after the Effective Date.
34. No Brokers, Finders, Etc. Each of the Parties to this Agreement represents that no person is entitled to any brokerage commission, finder's fee or any other like payment in connection with any transaction contemplated by this Agreement by reason of the action of any Party to this Agreement.
35. Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) contains the entire agreement of the Parties, and no representations, inducements, promises or agreements, oral or otherwise, not embodied herein shall be of any force or effect. This Agreement shall supersede, replace and cancel all prior agreements entered into between the Buyer, the Seller and PDI relating to the sale of the Purchased Assets, and any such prior agreements shall be considered void and of no force and effect.
36. Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date (i) by mutual written agreement of the Seller, the Buyer and PDI; (ii) by either the Buyer or the Seller upon written notice given to the other Parties after entry of a restraining order or injunction restraining or prohibiting the sale or purchase of the Purchased Assets unless a Party has been successful in removing such injunction or restraining order prior to the Closing Date; or (iii) (a) by the Buyer if the conditions set forth in Section 17 have not been satisfied or waived by the Buyer on or before January 6, 2012 and the Buyer gives notice to the Seller of such termination; or (b) by the Seller if the conditions set forth in Section 18 have not been satisfied or waived by the Seller on or before January 6, 2012 and the Seller gives the Buyer notice of such termination. Upon such termination there shall be no liability on the part of any Party to the other Parties except that any Party shall be entitled to recover damages if any such termination is caused by the failure of any or the conditions contained in Section 17 or Section 18 and such failure is caused by a misrepresentation or breach of covenant of another Party.
37. Public Announcements. Any public announcements or similar publicity with respect to this Agreement or the transaction contemplated herein shall be at such time and in such manner as the Parties shall mutually agree in writing, provided that nothing herein shall prevent any Party from, upon notice to and opportunity to review by the other, making such public announcements as such Party's legal obligations may require.
38. CONDITION OF PURCHASED ASSETS. ALL OF THE PURCHASED ASSETS ARE BEING PURCHASED BY THE BUYER IN THEIR CONDITION ON THE CLOSING DATE “AS IS,” WITH NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND THE SELLER DISCLAIMS ANY AND ALL OTHER EXPRESS AND IMPLIED WARRANTIES WITH RESPECT TO ANY OF THE PURCHASED ASSETS EXCEPT THOSE SET FORTH IN THIS AGREEMENT.
IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.
INSERVE SUPPORT SOLUTIONS

By:    /s/ Jeffrey Smith
Name:    Jeffrey E. Smith
Title:    Chief Financial Officer

PDI, INC.

By:    /s/ Jeffrey Smith
Name:    Jeffrey E. Smith
Title:    Chief Financial Officer

INFORMED MEDICAL COMMUNICATIONS, INC.

By:    /s/ Steven Budd
Name:    Steven K. Budd
Title:    Chief Executive Officer